Press Release                                                    Source: YP.Nets

YP.Net and SurfNet Media Group Sign Agreement
Wednesday October 29, 11:08 am ET

MESA, Ariz.--(BUSINESS WIRE)--Oct. 29, 2003--YP.Net (OTC BB: YPNT), a leading provider of nationwide Internet yellow pages, related services and a component of the Dow Jones Internet Services Index, has executed an agreement with SurfNet
Media Group Inc. (SFNM), a digital media distribution technology company.
SurfNet owns Metaphor(TM), a patented technology for streaming audio and video over the Internet.

The agreement provides YP.Net the exclusive right to use the Metaphor technology in Internet yellow pages applications. Such enhancements may include the ability of YP.Net to offer its Internet advertising customers the opportunity to deliver streaming audio and video from their Mini-Webpage(TM), a product that is currently included in YP.Net's Internet Advertising Package.

DeVal Johnson, YP.Net's vice president, stated, "We believe that multimedia advertising will continue to become more popular as the Internet grows and more people are able to access the Internet at higher speeds. Our agreement with
SurfNet and their Metaphor(TM) technology will allow us to incorporate streaming media with very little effort."

Robert Arkin, SurfNet's chairman, stated, "We look forward to deploying our
Metaphor(TM) technology to enhance YP.Net's panoply of product offerings."

In addition, the parties also plan to execute a definitive agreement relating to a licensing and/or other business arrangement by Dec. 1, 2003.

About SurfNet Media Group Inc.

SurfNet Media Group Inc. (www.surfnetmedia.com) is a digital media distribution technology company based in Tempe, Ariz. The company's patented Metaphor(TM)
technology is a new, cost-effective communications tool that replicates from Web site to Web site and can be modified instantly from a single control point.
Metaphor technology facilitates rapid audience growth and enables the speedy creation of virtual private networks to dynamically link organizations and stakeholders. In addition, through VoiceAmerica(SM) Radio
(www.voiceamerica.com), BusinessAmerica(SM) Radio (www.businessamericaradio.com)
and BoomBox Radio(R) (www.boomboxradio.com), the company produces a variety of programs, including popular talk shows hosted by experts, and provides guaranteed playtime for independent artists.

About YP.Net Inc.

YP.Net Inc., a leading provider of Internet-based yellow page services and a component of the Dow Jones Internet Services Index, offers an Internet
Advertising Package which includes a priority Preferred Listing and

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Mini-Webpage(TM) through its yellow page Web site at www.Yellow-Page.Net and
www.YP.Net. The company's Web site contains listings for approximately 18 million businesses and individuals in the United States. As of June 30, 2003,
YP.Net Inc. has more than 167,000 paying subscribers.

YP.Net also provides an array of other Internet services which complement its yellow page sites found at www.Yellow-Page.Net, www.YP.Net and www.YP.Com.

YP.Net is a longstanding member, exhibitor and sponsor of the two major yellow page trade associations: Yellow Page Integrated Media Association "YPIMA," the
major trade association of yellow page publishers throughout the world; and the
Association of Directory Publishers "ADP," which primarily represents independent yellow page publishers. YP.Net Inc. is based in Mesa, Ariz. For more information, visit the Web site at www.yp.net.

This press release contains certain forward-looking statements, including those regarding the company and its subsidiaries' expectations, intentions, strategies, and beliefs pertaining to future performance. All statements contained herein are based upon information available to the company's management as of the date hereof, and actual results may vary based upon future events, both within and without management's control.

__________
Contact:
     YP.Net Inc., Mesa
     Investor Relations
     Roger H. Bedier, 480-654-9646, ext. 1239
     Fax: 480-654-9747
            or
     SurfNet Media Group Inc., Tempe
     James P. (Jim) Haught, 877-311-9474, ext. 115
     jim.haught@surfnetmedia.com